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                                                                       EXHIBIT 4


                       THIRD AMENDMENT TO RIGHTS AGREEMENT

        Third Amendment (this "Amendment") dated as of March 26, 1999 to the Rights Agreement dated as of August 3, 1989, between Juno Lighting, Inc., a Delaware corporation (the "Company") and The First National Bank of Chicago, as Rights Agent, as amended by the First Amendment to the Rights Agreement, dated June 17, 1991, and the Second Amendment to the Rights Agreement, dated June 17, 1991, between the Company and The First Chicago Trust Company of New York, as the successor Rights Agent to The First National Bank of Chicago (as amended, the "Rights Agreement"). The First Chicago Trust Company, a division of Equiserve, is the successor Rights Agent (the "Rights Agent") to The First Chicago Trust Company of New York.

        WHEREAS, the Company proposes to enter into that certain Agreement and Plan of Recapitalization and Merger dated as of the date hereof (as amended from time to time, the "Merger Agreement") among Fremont Investors I, LLC, a Delaware limited liability company ("Fremont Investors"), Jupiter Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Fremont Investors ("Jupiter Acquisition Corp."), and the Company;

        WHEREAS, the Board of Directors of the Company believes that it is in the best interests of the Company and its stockholders that the transactions contemplated by the Merger Agreement be consummated on the terms set forth in the Merger Agreement;

        WHEREAS, the Board of Directors of the Company desires to amend the Rights Agreement such that the execution of the Merger Agreement and the consummation of the transactions contemplated thereby will not cause (i) Fremont Investors, Jupiter Acquisition Corp. or their respective Affiliates or Associates to become an Acquiring Person as a result of the acquisition of securities of the Company pursuant to the Merger Agreement or (ii) a Distribution Date or a Shares Acquisition Date to occur, irrespective of the number of securities acquired pursuant to the Merger Agreement;

        WHEREAS, Section 27 of the Rights Agreement authorizes the Board of Directors of the Company and the Rights Agent to adopt the proposed amendment without the approval of the Company's stockholders;

        NOW, THEREFORE, in consideration of the recitals (which are deemed to be a part of this Amendment) and agreements contained herein, the parties hereto agree to amend the Rights Agreement as follows:

        SECTION 1. AMENDMENT TO RIGHTS AGREEMENT. The Rights Agreement is hereby amended as follows:

        (a) The definition of "Exempt Person" set forth in Section 1(h) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:




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                (h) "Exempt Person" shall mean any of the following: (i) Robert
        S. Fremont; (ii) any trust which is in existence on the date of this Agreement and which has been established by Robert S. Fremont; (iii) the estate of Robert S. Fremont, or any trust established by Robert S. Fremont as grantor or with respect to which he acts as trustee; (iv) Fremont Investors or any Affiliate or Associate of Fremont Investors; or
        (v) Jupiter Acquisition Corp. or any Affiliate or Associate of Jupiter Acquisition Corp.; provided that Fremont Investors, Jupiter Acquisition Corp. and their respective Affiliates and Associates will cease to be an Exempt Person in the event that any of Fremont Investors, Jupiter Acquisition Corp. or any of their respective Affiliates or Associates becomes the Beneficial Owner of 15% or more of the Common Shares then outstanding other than pursuant to and in accordance with the terms of the Merger Agreement.

        (b) The definition of "Shares Acquisition Date" set forth in Section 1(l) of the Rights Agreement is hereby modified and amended by adding the following sentence at the end thereof:

        Notwithstanding any provision of this Agreement to the contrary, neither the execution and delivery of the Merger Agreement nor consummation of the transactions contemplated thereby shall be deemed to cause a Shares Acquisition Date.

        (c) Section 3(a) of the Rights Agreement is hereby modified and amended by adding the following sentence at the end thereof:

        Notwithstanding any provision of this Agreement to the contrary, neither the execution and delivery of the Merger Agreement nor consummation of the transactions contemplated thereby shall be deemed to cause a Distribution Date.

        (d) The definition of "Final Expiration Date" set forth in clause (i) of
Section 7(a) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

        (i) "the earlier of (A) the close of business on August 14, 1999 or (B) the time immediately prior to the Effective Time (as defined in the Merger Agreement) (the "Final Expiration Date"),

        (e) Section 15 of the Rights Agreement is hereby modified and amended to add the following sentence at the end thereof:

        Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedy or claim under this Agreement in connection with any transactions contemplated by the Merger Agreement.

        SECTION 2. MISCELLANEOUS.

(a) Capitalized terms used and not otherwise defined herein shall have the meaning assigned to such terms in the Rights Agreement.




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        (b) The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

        (c) This Amendment shall be effective as of the time immediately prior to the execution and delivery of the Merger Agreement, and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

        (d) If any term, provision, covenant or restriction of this Third Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the other terms, provisions, covenants and restrictions of this Third Amendment, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        (e) In all respects not inconsistent with this Third Amendment, the Rights Agreement is hereby ratified, approved and confirmed. In executing and delivering this Third Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the Rights Agreement.

        (f) This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

        (g) This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely within the State of Delaware.


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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                                   JUNO LIGHTING, INC.
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Attest:
By     /s/ Sonia Archer            By      /s/ Robert S. Fremont
       ------------------                  ----------------------
Name:  Sonia Archer                Name:  Robert S. Fremont
Title: Notary Public               Title: Chairman and Chief Executive Officer


                                   FIRST CHICAGO TRUST
                                   COMPANY, as Rights Agent
Attest:

By      /s/ Laurence A. Woods      By     Peter Sablich
       ------------------                 ----------------------
Name:  Laurence A. Woods           Name:  Peter Sablich
Title: Vice-President              Title:  Vice-President


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